YUM! CHANGE IN CONTROL SEVERANCE AGREEMENT
409A Addendum

THIS AGREEMENT, dated December 31, 2008, (the "409A Agreement") is made by and between YUM! Brands Inc., a North Carolina corporation (the Company"), and Emil Brolick (the "Executive").
WHEREAS, the Company and the Executive have previously entered into a change in control severance agreement (the “Severance Agreement”); and
WHEREAS, the Company and the Executive wish to ensure that the Severance Agreement complies to the extent necessary with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby to avoid adverse tax consequences to the Executive (including avoiding an additional tax of 20% on compensation payable under the Severance Agreement); and
WHEREAS, ensuring Code Section 409A compliance requires the addition of certain provisions to the Severance Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1.           The provisions of this 409A Agreement supplement the provisions of the Severance Agreement.  At all times, this 409A Agreement and the Severance Agreement shall be construed together so as to permit full compliance with Code Section 409A of any compensation subject to Code Section 409A that is provided by the Severance Agreement.
2.           With respect to salary, compensation and benefits provided by the Severance Agreement in the event the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, to the extent these items constitute deferred compensation that is subject to Section 409A, the payment of such salary, compensation and benefits shall occur upon Executive’s "disability" or "separation from service", in each case as defined in Section 409A, whichever occurs earlier (but subject to Section 16(A)).  In this case, the rate of payment shall be based on the normal rules for the salary, compensation or benefit in question, with a lump sum catch up for any amounts that would have been paid previously under such rules.

3.           With respect to the Company’s payment of the Executive's full salary to the Executive through the Date of Termination (as defined in the Severance Agreement) in the event the Executive's employment shall be terminated for any reason following a Change in Control (as defined in the Severance Agreement) and during the term of the Severance Agreement, to the extent any resulting salary, compensation and benefits constitute deferred compensation that is subject to Section 409A, the payment of such salary, compensation and benefits shall occur upon Executive’s "separation from service", as defined in Section 409A, but subject to Section 16(A).  In this case, the rate of payment shall be based on the normal rules for the salary, compensation or benefit in question, with a lump sum catch up for any amounts that would have been paid previously under such rules.
4.           In the event that Severance Payments (as defined in the Severance Agreement) shall be reduced pursuant to the terms of the Severance Agreement, then Severance Payments shall be reduced in the order that the Severance Payments are described in the Severance Agreement (but disregarding for this purpose any Severance Payments that would not be considered “parachute payments” under the provisions and procedures of the Severance Agreement) and to the extent necessary so that no portion of the Total Payments will be subject to the Excise Tax (as these capitalized terms are defined in the Severance Agreement).
5.           To the extent the Company pays to the Executive, pursuant to the Severance Agreement, an estimate of the minimum amount of payments to which the Executive is entitled and the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall be repaid to the Company promptly thereafter (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  Each payment required to be made by the Company to the Executive hereunder that relates to the Excise Tax and each repayment required to be made by the Executive to the Company in accordance with the preceding sentence shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive (or the Company on the Executive’s behalf) remits the corresponding taxes to the Internal Revenue Service or other taxing authority.

6.           To the extent the Company is to pay the Executive for legal fees and expenses incurred by the Executive (i) in disputing in good faith any issue under the Severance Agreement relating to the termination of the Executive's employment, or (ii) in seeking in good faith to obtain or enforce any benefit or right provided by the Severance Agreement, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder (the “Legal Expenses”), such  Legal Expenses must be incurred during the period (A) beginning on the commencement date of the Severance Agreement and, (B) ending on the date that is five years after the Date of Termination of the Executive.  The amount of Legal Expenses that are eligible for reimbursement during an Executive’s taxable year may not affect the Legal Expenses eligible for reimbursement in any other taxable year.   Such payments shall be made within ten (10) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event will the reimbursement of any Legal Expenses be made after the last day of the Executive’s taxable year following the Executive’s taxable year in which the Legal Expense in question was incurred.  The right to reimbursement of Legal Expenses provided hereunder is not subject to liquidation or exchange for another benefit.
7.           If a purported termination occurs following a Change in Control and during the term of the Severance Agreement and the Executive provides the Company with a Dispute Notification (as defined in the Severance Agreement),  subject to providing all payments in compliance with Code Section 409A and avoiding all duplication of payment, the Company shall act within fifteen (15) days to restore fully the disputed benefits (so that all benefits are provided as of such date as would have been provided had there been no delay in providing such benefits) and to continue to provide such benefits as contemplated by this Agreement thereafter, but subject to termination and recapture from the Executive of these disputed benefits in accordance with the terms of a mutual written agreement of the parties, a binding arbitration award, or a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

8.           Notwithstanding any other provision of this 409A Agreement or the Severance Agreement, to the extent the Company determines in good faith that (i) one or more payments or benefits received or to be received by the Executive pursuant to the Severance Agreement (including but not limited to the Gross-Up Payment) would constitute deferred compensation subject to the rules of Code Section 409A, and (b) that the Executive is a "specified employee" under Code Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the date that is six (6) months after the Executive’s "separation from service" within the meaning of Section 409A.  Any amounts that are postponed pursuant to this Section 8 will be paid in a lump sum payment within 10 days after the end of the six-month period.  If the Executive dies during the six-month period, prior to the payment of the delayed amount, the amounts delayed on account of this Section 8 will be paid to the Executive’s estate.  In addition, to the extent the Company determines in good faith that one or more payments or benefits received or to be received by an Executive upon a termination of employment pursuant to the Agreement would constitute deferred compensation subject to the rules of Code Section 409A then in determining the time of payment of such deferred compensation a termination of employment shall be deemed to occur only if such termination of employment constitutes a "separation from service" as defined in Code Section 409A, as determined by the Company in accordance with such rules and policies adopted by it from time to time.  Further, in this case, the Date of Termination shall be the date of such separation from service.
9.           This 409A Agreement shall be delivered to the Executive in advance of December 31, 2008. To permit timely and sufficient documentary compliance with Code Section 409A, the provisions of this 409A Agreement shall automatically apply to amend the Severance Agreement unless the Executive expressly rejects the application of these provisions in writing.   However, to provide an enhanced record of documentary compliance with Code Section 409A, the Company requests that the Executive sign and return a copy of this Agreement to the Company at his/her earliest convenience.

YUM! BRANDS, INC.

By:
Name:	John P. Daly
Title:	Corporate Counsel and Assistant Secretary

Emil Brolick

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